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                                                                   EXHIBIT 10.52

                           TAYLOR CAPITAL GROUP, INC.
                              INCENTIVE BONUS PLAN


         Section 1. PURPOSE. The purpose of the Taylor Capital Group, Inc. Incentive Bonus Plan (the "Plan") is to further the growth and profitability of Taylor Capital Group, Inc. (the "Company") by offering incentives, in addition to current compensation, to designated officers of the Company and its subsidiaries ("Subsidiaries"). The Plan is intended to provide an incentive compensation opportunity to participating officers of the Company and its Subsidiaries which is not subject to the deduction limitations contained in
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and should be construed to the extent possible as providing for remuneration which is "performance-based compensation" within the meaning of Section 162(m) of the Code and Treasury Regulations thereunder.

         Section 2. ADMINISTRATION. The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board") or any subcommittee thereof consisting of at least two directors, each of whom is an "outside director" within the meaning of Section 162(m) of the Code. The Committee shall establish the performance objectives for any Performance Period (as defined below) in accordance with Section 4 and certify whether such performance objectives have been attained. The Committee is authorized, subject to the provisions of the Plan, from time to time to establish such rules and regulations and make such interpretations and determinations as it may deem necessary or advisable for the proper administration of the Plan, and all rules, regulations, interpretations and determinations shall be binding on all participants.

         Section 3. PARTICIPATION. Employees eligible to participate in the Plan shall consist of such officers of the Company and its Subsidiaries as may be designated by the Compensation
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Committee in its sole discretion. The Committee shall, at the beginning of each
Performance Period, determine, except as otherwise contemplated by the last sentence of Section 5(b), which of such officers shall participate in the Plan ("Participants") for the particular Performance Period, and shall establish the terms and conditions of such participation. All officers designated as Participants shall be promptly advised of their participation.

         Section 4.  PERFORMANCE PERIODS; PERFORMANCE CRITERIA.

          (a) For purposes of the Plan, a "Performance Period" means a fiscal year of the Company, or a series of two or more consecutive fiscal years, as determined by the Committee.

         (b) Within 90 days after each Performance Period begins, the Committee shall establish, in writing, the performance objective or objectives which must be satisfied in order for a Participant or class of Participants to receive an incentive award for such Performance Period. Any such performance objectives will be based upon one or more of the following criteria, as determined by the
Committee: (i) earnings per share; (ii) net income or net operating income (before or after taxes and before or after extraordinary items); (iii) sales, revenues or expenses; (iv) cash flow return on investments which equals net cash flows divided by owners equity; (v) earnings before or after taxes; (vi) operating profits; (vii) gross revenues; (viii) gross margins; (ix) share price including, but not limited to, growth measures and total shareholder return);
(x) economic value added, which equals net income or net operating income minus a charge for use of capital; (xi) operating margins; (xii) market share; (xiii) revenue growth; (xiv) cash flow; (xv) increase in customer base; (xvi) return on equity, assets, capital or investment; (xvii) working capital; (xviii) net margin; and (xix) such other performance criteria as may be determined by the Board in its sole discretion. Performance objectives may be based upon Company-wide, subsidiary, divisional, project team, and/or individual performance. The performance objectives established by the Committee for any


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Performance Period may be expressed in terms of attaining a specified level of the performance objective or the attainment of a percentage increase or decrease in the particular objective, and may involve comparisons with respect to historical results of the Company and its Subsidiaries and/or operating groups or segments thereof, all as the Committee deems appropriate to achieve the purposes of the Plan as set forth in Section 1 hereof. The performance objectives established by the Committee for any Performance Period may be applied to the performance of the Company relative to a market index, a peer group of other companies or a combination thereof, all as determined by the Committee for such Performance Period. After the Committee establishes the performance objective or objectives that must be satisfied in order for a Participant to receive an incentive award for any Performance Period, the Committee shall provide the Participant with written notice of such award and the related performance objective or objectives. Such written notice shall include such other terms and conditions as may be determined by the Committee in addition to those set forth in this Plan, including but not limited to provisions relating to the treatment of outstanding awards under this Plan upon a change of control of the Company.

         (c) Each performance objective established by the Committee with respect to any Performance Period must be based upon or measured by criteria that would permit a third party, having knowledge of the relevant facts, to determine whether and to what extent the performance objective was satisfied and calculate the amount of the incentive award payable to a Participant. Attainment of performance objectives shall be determined in accordance with generally accepted accounting principles and certified in writing by the Committee. The Committee is authorized to make adjustments in the method of calculating attainment of performance objectives as follows: (i) to exclude the dilutive effects of acquisitions or joint ventures; (ii) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of



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a Performance Period following such divestiture; (iii) to exclude restructuring and/or other nonrecurring charges; (iv) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (v) to exclude the impact of any "extraordinary items" as determined under generally accepted accounting principles; (vi) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; and (vii) to exclude any other unusual, non-recurring gain or loss or other extraordinary item.

         (d) The performance objectives established by the Committee must preclude the discretion to increase the amount of any incentive award payable to a Participant. However, to the extent permitted under Section 162(m) of the Code and the Treasury Regulations thereunder, the Committee retains the discretion to eliminate or decrease the amount of any incentive award otherwise payable to a Participant. Notwithstanding any other provision in this Plan, neither any discretion given to the Committee with respect to Participants' incentive awards, or the amount payable thereunder, nor any rights given to the Committee, if any, to adjust the performance objectives relating to an incentive award, may be exercised after a Change in Control which in any way adversely affects the amount of an incentive award for the Performance Period in which the Change in Control occurred (or for the immediately preceding Performance Period, if payment with respect thereto has not been made before the Change in Control occurs), or any Participant's rights with respect to either such Performance Period. For purposes of this Plan, the term "Change in Control" shall have the meaning set forth in Exhibit A hereto, as such Exhibit A may be amended or modified from time to time by the Committee.




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         (e) The maximum amount that may be paid to any one Participant under the Plan may not exceed (i) in the case of a Performance Period consisting of one fiscal year, $1,000,000, or (ii) in the case of a Performance Period consisting of more than one fiscal year, $3,000,000.

         Section 5.  PAYMENTS.

         (a) If the Committee certifies in writing that the performance objectives established for the relevant Performance Period under Section 4(b) have been satisfied, each designated Participant with respect to such Performance Period who is actively employed by the Company or a Subsidiary on the date the incentive award amounts are paid shall receive the incentive award earned under this Plan for the Performance Period based on the actual level of achievement of the performance objectives. Payment of incentive awards shall be made to Participants, in a lump sum cash payment, as soon as practicable after the Committee makes its determination under this Section 5(a) (but in no event more than 120 days following such Performance Period), unless the Participant has elected in a timely manner to defer receipt of all or a portion of his or her incentive award for the Performance Period as provided in Section 6 hereof.

         (b) A Participant must be actively employed by the Company or one of its Subsidiaries on the date the incentive award amounts are paid to receive an incentive award for the Performance Period; provided however that if a Participant's employment is terminated prior to the date the incentive award amounts are paid by reason of the Participant's death, disability or Qualified Retirement, the Participant (or Participant's beneficiary in the event of his or her death) shall be entitled to receive a pro rated incentive award for the Performance Period based on such proration formulas or criteria as may be determined by the Committee in its sole discretion. For purposes of this Plan, "Qualified Retirement" means a termination of employment after age 65, or after age 62 with 10 years of prior service, except that Qualified Retirement shall not include a termination of





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the Participant's employment by the Company for Cause (as defined below). If a
Participant's employment with the Company or one of its Subsidiaries begins after the first day of a Performance Period or if an individual becomes a Participant after the first day of a Performance Period, the Participant's incentive award for such Performance Period shall automatically be pro-rated based on such proration formulas or criteria as may be determined by the Committee in its sole discretion.

         (c) For purposes of this Plan, the term "Cause" means termination of a Participant's employment by the Company because of the Participant's (i) failure or refusal to perform all or a material portion of his or her employment duties,
(ii) conviction of, or a plea of guilty or nolo contendere, to a felony or a crime involving moral turpitude, (iii) an act of fraud or dishonesty against the Company, (iv) repeated failure or refusal to follow policies or directives established by the Company's Board of Directors, or (v) a material breach of the terms of the Participant's employment agreement or any other agreement between the Participant and the Company.

         Section 6. DEFERRAL. Payment of an incentive award hereunder on a deferred basis may be permitted at the election of the Participant on terms and conditions as may be established by the Committee in its sole discretion, which may include, without limitation, provisions for the payment or crediting of reasonable interest or other earnings on deferred payments, as may be determined by the Committee.

         Section 7.  MISCELLANEOUS.

         (a) Beneficiary. In the event of a Participant's termination of employment due to the Participant's death, any amounts that are otherwise due and payable to the Participant under this Plan shall thereafter be paid to the Participant's "beneficiary" which, for purposes of this Plan, means the Participant's estate.




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         (b) Assets. No assets shall be segregated or earmarked in respect of this Plan and no Participant shall have any right to assign, transfer, pledge or hypothecate his or her interest in the Plan. All amounts payable pursuant to the terms of this Plan shall be paid from the general assets of the Company.

         (c) Liability. No member of the Committee shall be liable for any act or omission hereunder by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving such member's bad faith, gross negligence or fraud, for anything done or omitted to be done by such member. The Company will fully indemnify and hold each member of the Committee harmless from any liability hereunder, except in circumstances involving such member's bad faith, gross negligence or fraud. The Company or the Committee may consult with legal counsel, who may be counsel for the Company, with respect to its obligations or duties hereunder, or with respect to any action or proceeding or any question of law, and shall not be liable to any participant or otherwise with respect to any action taken or omitted by it in good faith pursuant to the advice of such counsel.

         (d) Amendment or Termination. Notwithstanding any other provision of this Plan, the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however that any such amendment, suspension or termination may not, without the Participant's consent, adversely affect any incentive awards previously made prior to the effective date of such amendment, suspension or termination. Unless otherwise determined by the Board, an amendment that requires stockholder approval in order to comply with Section 162(m) of the Code, or any other law, regulation or stock




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exchange requirement, shall not be effective unless approved by the requisite vote of the shareholders.

         (e) Expenses. The Company will bear all expenses incurred by it in administering this Plan.

         (f) Withholding. The Company shall have the right to deduct from any payment to be made pursuant to this Plan, or to otherwise require prior to the payment of any amount hereunder, payment by the Participant of any Federal, state or local taxes required by law to be withheld.

         (g) No Obligation. Subject to Section 8(d) hereof, neither this Plan nor any awards made hereunder shall create any obligation on the part of the Company or any Subsidiaries to continue this Plan. Neither this Plan nor any award made pursuant to this Plan shall give any Participant or other employee any right with respect to continuance of employment by the Company or any of its Subsidiaries, nor shall there be a limitation in any way on the right of the Company or any of its Subsidiaries to terminate such participant's employment at any time for any reason whatsoever.

         (h) No Assignment. No right or interest of any Participant in this Plan shall be assignable or transferable, and no right or interest of any Participant hereunder shall be subject to any lien, obligation or liability of such Participant.

         (i) No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action outside of this Plan which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan. No employee or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

         (j) Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization which shall succeed to substantially all of the assets and




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business of the Company and the term "Company," wherever used in this Plan, shall include any such corporation or organization after such succession.

         (k) Governing Law. This Plan and all actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Illinois (regardless of the law that might otherwise govern under applicable Illinois principles of conflict of laws).

         (l) Shareholder Approval; Term of Plan. The Plan was adopted by the Board on June 20, 2002. The Plan is adopted, subject to stockholder approval, effective as of June 20, 2002, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to
Section 8(d), until December 31, 2006. The Plan and any incentive awards granted hereunder shall be null and void if stockholder approval of the Plan is not obtained within twelve (12) months of the adoption of the Plan by the Board.



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                                    EXHIBIT A


TAYLOR CAPITAL GROUP:  DEFINITION OF CHANGE IN CONTROL

                           "Change In Control" shall mean any of the following:

                           (1) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) (other than the Taylor Family or an Employee Stock Ownership Plan established by the Company) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities and such person or group is or becomes the beneficial owner, directly or indirectly, of securities of the Company having a combined voting power greater than that beneficially owned, directly or indirectly, by the Taylor Family; or

                           (2) the majority of the members of the Company's Board of Directors being replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of the Company immediately prior to such appointment or election; or

                           (3) any reorganization, merger or consolidation (a "Reorganization") involving the Company or the Bank unless at least 50% of the then outstanding shares of common stock of the surviving corporation is held by persons who are shareholders of the Company or the Bank, respectively, immediately prior to such Reorganization in substantially the same proportions as their ownership immediately prior to such Reorganization; or

                           (4) consummation of (i) a "going private" transaction of the Company within the meaning of Section 13(e) of the Exchange Act, or (ii) the sale or other disposition of all or substantially all of the assets of either the Company or the Bank, or (iii) the sale or other disposition of securities representing more than 70% of the voting power of the Bank; or

                           (5) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company under Section 275 of the Delaware General Corporation Law or any successor statute.
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However, a Change in Control shall not occur under Paragraphs (2), (3) or (4) if the Taylor Family continues to be the beneficial owner, directly or indirectly, of more than 30% of the combined voting power of the then outstanding securities of the Company (or of the Bank for a Change in Control under Subparagraphs (3), (4)(ii), or 4 (iii) involving the Bank), and no other person or group is or becomes the beneficial owner, directly or indirectly, of securities of the Company (or the Bank for a Change in Control under Subparagraphs (3), (4)(ii) or 4(iii) involving the Bank) having combined voting power greater than that beneficially owned, directly or indirectly, by the Taylor Family.

For purposes of this definition of Change in Control, the Taylor Family means
(i) Iris Taylor and the Estate of Sidney J. Taylor, (ii) a descendant (or a spouse of a descendant) of Sidney J. Taylor and Iris Taylor, (iii) any estate, trust, guardianship or custodianship for the primary benefit of any individual described in (i) or (ii) above, or (iv) a proprietorship, partnership, limited liability company, or corporation controlled directly or indirectly by one or more individuals or entities described in (i), (ii), or (iii) above.

For purposes of this definition of Change in Control the Company means Taylor Capital Group, Inc. or any successor entity, and the Bank means Cole Taylor Bank or any successor entity.

For purposes of this definition of Change in Control, Employee Stock Ownership Plan means a retirement plan that is qualified under Section 401(a) of the Internal Revenue Code and is sponsored by the Company (or a member of its controlled group, as determined under Section 414(b) of the Internal Revenue
Code).

The term "Exchange Act" means the Securities Exchange Act of 1934. The terms "beneficial owner" and "beneficially owned" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

The term "outstanding securities" when used in the context of the "combined voting power of the Company's then outstanding securities" shall mean only the common stock of the Company and securities convertible into such common stock.